Exhibit 10.1

Execution Copy

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of November 27, 2022 by and among: (i) PlaySight Interactive Ltd. an Israeli company number 514412808 (the “Company”); (ii) the Company’s sole shareholder Connexa Sports Technologies Inc., a Delaware corporation file number 6620171 (NASDAQ: CNXA) (the “Seller”); and (iii) the Company’s Management Team (consists of the Company’s Founders including Mr. Chen Shachar Israeli I.D. 24345548 and Mr. Evgeni Khazanov Israeli I.D. 309075844) (Collectively the “Buyer”; each one of them is the “Founder” and together the “Founders”).

W I T N E S S E T H:

WHEREAS, the Seller as the Company’s sole shareholder as of the date hereof and immediately prior to the Closing (as defined in Article 2 below as the “Closing”), is the owner of 100% of all the issued and outstanding shares of the Company (the “Shares”), which constitute all of the issued and outstanding Company securities on a fully issued and diluted basis and include all the voting power in respect of the Company and its securities.

WHEREAS, under the terms and conditions set forth in this Agreement, each of the parties to this Agreement, wishes to consummate the transaction under this Agreement (the “Transaction”), pursuant to which the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase from the Seller, all of the Shares held by the Seller as of immediately prior to the Closing, free and clear of any liens, as a result of which the Buyer will own all of the issued and outstanding Shares at the Closing, in exchange for the consideration under this Agreement.

WHEREAS, the board of directors of the Company has approved this Agreement and the Transaction contemplated under it, in accordance with any applicable law and the articles of association of the Company, and the Seller as the Company’s sole shareholder has provided a shareholder approval for it.

WHEREAS, the board of directors of the Seller has approved this Agreement and the Transaction contemplated under it, in accordance with any applicable law and the articles of association of the Seller.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

ARTICLE 1

THE TRANSACTION

1.1 Purchase and Sale of the Company’s Shares.

(a) Purchase and Sale. Subject to the terms and conditions hereof, the Seller at the Closing, shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase from the Seller, for the consideration set forth in Section 1.1(b), all the legal and beneficial rights, title and interests in and to all of the Shares held by the Seller, free and clear of all liens, as a result of which the Buyer will own all of the issued and outstanding Shares. For the avoidance of doubt, upon the Closing, the Buyer shall own and be responsible and liable for all the Company’s assets, intellectual property, cash, debts and any other obligations of the Company.

(b) Transaction Consideration.

(i) Upon the terms and subject to the conditions set forth in this Agreement, the consideration for the Shares shall be the Transaction Consideration, which consists of: (1) releasing the Seller form all the Company’s obligations towards its vendors, employees, tax authorities and any other (past, current and future) creditors of the Company (collectively the “Obligations”), which are estimated at the time of the Closing at more than U.S.$1.7 million, (2) waiver by the Founders of 100% of the personal consideration owed to them under their employment agreements in the total amount of $600,000 USD (which will be increased in December 2022 to $800,000 USD; and (3) a cash consideration of $2M (two million USD), to be paid to the Seller under the terms set forth in Section 1.1(b) (the “Cash Consideration”).

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(ii) For the avoidance of doubt, it is agreed that until the Transaction is officially closed at the Closing, the Seller is fully responsible to finance all the Company’s Obligations, and once the Transaction is closed, the Buyer shall be responsible to finance all the Company’s Obligations. It is further agreed that upon the Closing, the Seller shall also release the Company from all its obligations (except for those created by this Agreement) towards the Seller, including any inter-company debts in the books, if any and the Buyer will release the Seller from all of its obligations (except for those created by this Agreement) toward the Company and the Buyer.

(c) Cash Consideration. The Cash Consideration of U.S. $2M shall be paid to the Seller as follows:

(i) The obligation to pay the Cash Consideration to the Seller shall be secured by a note to be signed by both the Buyer and the Company (the “Note”).

(ii) The maturity due date of the Note shall be December 31, 2023 and the Buyer may extend it by written notice until December 31, 2024.

(iii) The Note can be partially paid over the time, but in the event it is not paid in full by December 31, 2024, then the remaining amount due (i.e. $2m less any amount paid, if any), will be converted into the Company’s shares (the “Deposited Shares”), which will be deposited with the escrow company of Altshuler Shaham Trust Ltd. (the “Escrow Agent”) for the benefit of the Seller or, at the election of the Seller, issued in the form of a stock certificate or recorded in some other market-standard format to be held by the Escrow Agent.

(iv) The amount of the Deposited Shares shall be determined according to the post-money valuation of the last investment round of the Company, and in the absence of such investment round, the total amount of the Deposited Shares shall be $2m divided by the Company’s valuation to be determined at that time by a third party appraiser, to be nominated by both parties (the “Appraiser”). The parties agree that the identity of the Appraiser shall be Murray Devine Valuation Advisers, to the extent their cost of the appraisal shall not be higher than the cost of other appraisers from the big 4 accounting firms (i.e. E&Y, KPMG, PWC and Deloitte). The parties shall split the cost of the Appraiser.

(v) To illustrate, in the event the Company has an investment round at $20m post-money valuation, and no Cash Consideration was paid by December 31, 2024, then the entire $2m Cash Consideration shall be converted to 10% of the Company’s share capital (i.e., $2m divided by $20m valuation). In the event no investment round is completed by December 31, 2024, then the Deposited Shares will be deposited with the Escrow Agent, calculated as $2m divided by the Company’s valuation to be determined by the Appraiser provided that the agreement with the Escrow Agent that relates to the Deposited Shares is approved in writing by the Seller in its reasonable discretion.

(vi) It is agreed that once any portion of the Cash Consideration is paid to the Escrow Agent (after the Deposited Shares were deposited with the Escrow Agent), then the Escrow Agent will release the relevant portion of the Deposited Shares accordingly. For example, if $1M was paid to the Escrow Agent, than half (50%) of the Deposited Shares shall be released back to the Founders or the Company, as applicable.

(d) Strategic Cooperation. The parties agree to use their best efforts to enter into a non- exclusive binding agreement within three (3) months from the date hereof that permits the Seller to receive individual and match analytics for racquet sports (including, but not limited to, tennis, padel and pickle ball) without any upfront cost to the Seller and based on revenues to be received from the Seller’s customers and users of the analytics. For the avoidance of doubt, the specific terms of such cooperation shall be determined by the parties within the final cooperation agreement, and if it would require the Company for the exclusive purpose of this cooperation, to develop any additional and new features, which do not exist in the current system of the Company, then such R&D costs shall be solely covered by the Seller. Any future features that will be developed within the Company’s ordinary course of business, and not exclusively for the purpose of the cooperation, shall not be covered by the Seller.

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(e) Audit Support. The Buyer and the Company hereby agree to cause the Company’s serving CFO and his/her staff to provide the Seller in a prompt and reasonable timely manner all financial and other information that the Buyer reasonably requires with respect to the preparation of its financial statements and their audit for any relevant period of time. Each of the Buyer and Company hereby represent and warrant that the current CFO has agreed to provide such information in a prompt and reasonable timely manner and will cooperate with and support the Seller in connection with its financial statements and audits. For the avoidance of doubt, any additional out of pocket costs of such audits (beyond the ordinary work of the CFO) shall be covered by the Seller so long as the Seller has been advised of such costs before they are incurred and approves such costs in writing (including by email).

(f) Arm’s Length Consideration. The Transaction Consideration to be paid under this Agreement was determined by the parties at arm’s length standard according to the market cap of the Company and all its current Obligations.

ARTICLE 2

THE CLOSING

2.1 The Closing. The Seller and the Buyer shall consummate the Transaction under this Agreement at the Closing to occur on later than one (1) business day, following the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Article 3 other than those conditions that by their nature are to be satisfied at the Closing. The date upon which the Closing actually occurs hereunder is referred to herein as the “Closing Date”.

2.2 Closing Deliveries. At the Closing, the following actions shall occur, which actions shall be deemed to take place simultaneously, once all the required documents are delivered.

(a) The Company shall deliver at the Closing the following documents:

(i) a certified true copy of the written resolutions of the Company’s board of directors (the “Board”), in the form attached hereto as Schedule 2.2(a)0, whereby the Board shall, among others, authorize and approve all actions set forth in this Agreement and the transactions that are relevant to the Company, including, without limitation, the sale of the Company’s Shares to the Buyer under any applicable law;

(ii) a certified true copy of the written resolutions of the shareholder of the Company, in the form attached hereto as Schedule 2.2(a)0, whereby the shareholders of the Company shall, among others, authorize and approve all actions set forth in this Agreement and the transactions that are relevant to the Company, including, without limitation, the sale of the Company Shares to the Buyer.

(iv) a certified true copy of the written resignation of the Company’s sole director from his office at the Board, in the form attached hereto as Schedule 2.2(a)(iii);

(b) The Seller shall deliver at the Closing the following documents:

(i) a confirmation of the Seller’s board of directors, which authorizes and approves all actions set forth in this Agreement and the transactions that are relevant to the Company, including, without limitation, the sale of the Company’s Shares to the Buyer, in the form attached hereto as Schedule 2.2(b)(i);

(ii) Share Transfer Deed duly executed by the Seller relating to the transfer of the Company’s Shares from the Seller to the Buyer in the form attached hereto as Schedule 2.2(b)(ii);

(c) The Buyer shall deliver at the Closing or, in the case of (iii) below, promptly following the Closing the following documents:

(i) Share Transfer Deed duly executed by the Buyer relating to the transfer of the Company’s Shares from the Seller to the Buyer in the form attached hereto as Schedule 2.2(c)(i);

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(ii) a duly executed Note relating to the Cash Consideration in the form attached hereto as Schedule 2.2(c)(ii);

(iii) written evidence that the change in ownership of the Company has been registered and/or approved by the Israeli Registrar of Companies and that the resignation of Mark Radom as the Company’s sole director has been filed and/or approved by the relevant authorities.

ARTICLE 3

CONDITIONS TO CLOSING

3.1 Conditions to Obligations of all Parties. The respective obligations of the Buyer, the Company and the Seller to consummate the Transaction under this Agreement shall be subject to the satisfaction, at the Closing, of the following conditions:

(a) No governmental authority shall have enacted, issued, promulgated, enforced or entered any law, which has the effect of making the Transaction illegal or otherwise prohibits or prevents the consummation of the Transaction.

(b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction shall have the effect of making the Transaction illegal or otherwise prohibits or prevents the consummation of the Transaction.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 No Representations and Warranties are provided by the Company. Since the Founders are totally familiar with the Company, including without limitations: its organization and good standing, capitalization, financial statements, liabilities, taxes, intellectual property, data privacy, commercial contracts, employment agreements, insurance, litigation, bank accounts, books and records, business plans and any other matter related to the Company (collectively the “Company’s Disclosure”), the Buyer hereby releases the Seller from any liability regarding the Company’s Disclosure, and the Buyer hereby confirms that the purchase the of the Company’s Shares shall be on “as-is” basis without conducting any due diligence. Accordingly, the Buyer shall not be entitled to any indemnification from the Seller regarding the Company’s Disclosure.

4.2 Representations and Warranties provided by the Buyer. The Buyer hereby represents and warrants to the Seller as of the date of the Closing Date as follows:

(i) The Buyer consists of the two Founders, who will purchase the Company’s Share as individuals.

(ii) The Buyer has all the necessary power and authority to execute and deliver this Agreement.

(iii) The execution and delivery of this Agreement will not conflict with or violate any constituent document of the Buyer.

(iv) The Buyer will not be required to give any notice to, or to obtain any consent from, any person in connection with the execution, delivery or performance of this Agreement.

(v) The Buyer is not aware on any action that would prevent of the consummation of the Transaction under this Agreement.

(vi) The Buyer has waived its right to conduct a due diligence regarding the Company’s Disclosure and the Buyer hereby releases the Seller from any liability on it.

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4.3 Representations and Warranties provided by the Seller. The Seller hereby represents and warrants to the Buyer as of the date of the Closing Date as follows:

(i) The Seller is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation or organization.

(ii) The Seller has all the necessary corporate power and authority to execute and deliver this Agreement.

(iii) The execution and delivery of this Agreement will not conflict with or violate any constituent document of the Seller.

(iv) The Seller will not be required to give any notice to, or to obtain any consent from, any person in connection with the execution, delivery or performance of this Agreement.

(v) The Seller is not aware on any action that would prevent of the consummation of the Transaction under this Agreement.

(vi) The Seller owns good and valid title to the Company’s Shares to be purchased by the Buyer free and clear of any liens.

ARTICLE 5

CONDUCT OF BUSINESS

5.1 Conduct of Business of the Company. Until the Closing, the Seller and the Company shall not, directly or indirectly: (i) offer for sale, sell, assign, pledge, distribute or enter into any contract for the sale of or otherwise dispose of the Company’s Shares without the express written consent of the Buyer; (ii) issue or cause to be issued additional shares or options or warrants to purchase shares of the Company to any persons or parties; (iii) offer for sale, sell, assign, pledge, distribute or enter into any contract for the sale of or otherwise dispose of all or substantially all of the assets of the Company; (iv) assume or incur any material liability on behalf of the Company outside of the ordinary course of its business or (v) negotiate with any third party any proposals or offers with respect to the sale of the Company or any portion of its respective assets or securities.

5.2 Public Disclosure. The parties hereto agree to: (a) keep the existence of this Agreement and all matters contained herein strictly confidential and not to disclose them, except to their legal and other advisers; (b) to consult with each other and agree on desirability, timing and substance of any press release or any other public announcement or disclosure to the public relating to the Transaction, subject to any applicable law, including without limitation, the rules and regulations of the SEC and the Nasdaq (on which the securities of Seller are traded). The Buyer acknowledges that (i) the Seller is a publicly traded company, and as such it is subject to the rules and regulations of the SEC and the Nasdaq; and (ii) the subject matter of this Agreement may constitute material non-public information (“MNPI”) related to the Seller. The parties confirm that they are aware of the obligations under U.S. and Israeli securities laws regarding the trading of and prohibitions against the trading of securities while in possession of MPNI and agree to comply with all applicable laws, regulations and obligations in relation thereto.

ARTICLE 6

TERMINATION, AMENDMENT AND WAIVER

6.1 Termination. This Agreement may be terminated and the Transaction abandoned prior to the Closing under one of the following events:

(a) by a written agreement executed by both the Buyer and the Seller;

(b) by either party, if: (i) any governmental authority shall have enacted, issued, promulgated, enforced or entered any law which is in effect and which has the effect of making the Transaction illegal or otherwise prohibits or prevents the consummation of the Transaction, or (ii) any governmental authority issued or granted a restraining order, injunction, or other similar legal restraint, in any such case that has the effect of making the Transaction illegal or otherwise prohibits or otherwise restrains the consummation of the Transaction, and such order, injunction or restraint shall have become final and non-appealable;

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(c) by the Buyer, if any governmental authority shall have taken any action, or enacted, issued, promulgated, enforced any law that has, or would have, the effect of (i) prohibiting the Buyer’s ownership or operation of any portion of the business of the Company, (ii) compelling the Buyer or the Company to dispose of or hold separate all or any portion of the business or assets of the Company, in connection with the Transaction, (iii) prohibiting the consummation of the Transaction, or (iv) imposing limitations on the ability of the Buyer to consummate the Transaction;

6.2 Effect of Termination. In the event of termination of this Agreement pursuant to the terms of section 6.1, this Agreement shall become void and there shall be no liability or obligation on the part of the Buyer, the Seller and the Company or their respective officers, directors or shareholders, provided however, that notwithstanding any termination of this Agreement, any party hereto shall remain liable thereafter for any fraud or intentional breach of any covenant or obligation under this Agreement that occurred prior to such termination;

6.3 Amendments and Waivers. Subject to any applicable law, any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and executed by all parties to this Agreement.

6.4 Past Claim Waiver. Each of the Buyer, the Seller and the Company hereby fully releases and forever discharges the other parties, and any and all of the other’s officers, employees, representatives, attorneys, successors-in-interest, predecessors-in-interest, and agents, from any and all actions, causes of action, suits, proceedings, claims, debts, dues, sums of money, accounts, reckonings, agreements, covenants, promises, judgments, and demands of any type or nature whatsoever, which either such party now has or hereafter may have, whether known or unknown, which are in any manner whatsoever, directly or indirectly, connected with or related to any matter, event, development, action or omission that took place or relates to any point in time prior to the moment of execution of this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1 Closing Costs. Each party shall be responsible for its own transaction expenses, including but not limited to cover the expenses of its advisors and its relevant counsels.

7.2 Governing Law. This Agreement shall be governed by the laws of the State of Israel, without regard to conflicts of law provisions. Any dispute arising with respect to this Agreement shall be exclusively resolved by the applicable courts in Tel-Aviv, Israel.

7.3 Entire Agreement. This Agreement constitutes the exclusive agreement between the parties hereto with respect to the subject matter hereof, and any and all promises, representations, understandings, warranties and agreements, oral or written, with reference to the subject matter hereof, have been replaced and superseded by this Agreement.

7.4 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection with this Agreement.

7.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing to be sent by electronic mail:

(a) if to the Seller to Mr. Mark Radom at: mark.radom@slingerbag.com

(b) if to the Buyer to Mr. Chen Shachar at: chen.shachar@playsight.com

(c) if to the Company to Dr. Eyal Schneider Adv. at: schneider@sbs-law.co.il

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7.6 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto, may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

In witness whereof, the parties have executed this Agreement as of November 27, 2022.

Buyer: The Management Team

Signature:		Signature:
Name:	Chen Shachar	Name:	Evgeni Khazanov
Title:	President	Title:	CTO

Seller: Connexa Sports Technologies Inc.

Signature:
Name:	Mike Ballardie
Title:	Chief Executive Officer
Company: PlaySight Interactive Ltd.

Signature:
Name:	Mike Ballardie
Title:	Chief Executive Officer

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List of Schedules:

1.	Schedule 2.2(a)(i) – Company’s Board Resolution

2.	Schedule 2.2(a)(ii) – Company’s Shareholder Resolution

3.	Schedule 2.2(a)(iii) – Resignation of the Company’s Board Member

4.	Schedule 2.2(b)(i) – Seller’s Board Resolution

5.	Schedule 2.2(b)(ii) –Share Transfer Deed Executed by the Seller

6.	Schedule 2.2(c)(i) – Share Transfer Deed Executed by the Buyer

7.	Schedule 2.2(c)(ii) – Buyer’s Note of the Cash Consideration

8.	Schedule 2.2(c)(iii) - Evidence of the Recordation of Mark Radom Resignation as a Director

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